UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  January 25, 2015

NATIONAL WASTE MANAGEMENT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-54307	27-2037711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5920 N. FLORIDA AVENUE

HERNANDO, FL., 34442

(Address of principal executive offices)

Registrant’s telephone number, including area code: (352) 489-6912

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 25, 2015, Sand/Land of Florida Enterprises, Inc., a Florida corporation and a wholly-owned subsidiary of National Waste Management Holdings, Inc. (the “Company”), entered into a commercial property purchase agreement (the “Agreement”) with Nova Resources, LLC (“Nova”), a Florida limited liability company, to acquire a certain commercial and industrial construction and demolition landfill (the “Transaction”) located at 3890 Grover Cleveland, County of Citrus, Homosassa, Florida 34465 (the “Property”) for $2,500,000, on an “as is” basis. The Property services regions in and around Citrus County, Florida. The Property is approximately eighty (80) acres and is permitted by the State of Florida Department of Environmental Protection as a “Construction and Demolition Landfill”.

Pursuant to the terms of the Agreement, the Company agreed to pay an initial non-refundable down payment of $25,000 on January 25, 2015 (the “Initial Payment Day”) and may pay up to five additional non-refundable monthly payments of $25,000 due on the 15th day of each month (the “Extension Payment”) following the Initial Payment Day to extend the closing date for an additional thirty (30) days. Each Extension Payment shall be credited towards the total amount payable to Nova, with any remaining balance due no later than thirty (30) days after the fifth Extension Payment. The Agreement may be terminated at the election of either party in the event that the Transaction does not close.

Nova agreed to certain non-compete provision for a period of five (5) years from the closing date. Nova also agreed to provide, at the closing date, certain completed permit applications.

The Transaction is not subject to any realty commission.

The foregoing description of the terms of the commercial contract for the purchase of the Property is qualified in its entirety by reference to the provisions of the commercial contract filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2015, Charles Teelon submitted to the Company a resignation letter pursuant to which he resigned from his position of President, Chief Executive Officer and Chief Financial Officer of the Company. Mr. Teelon did not resign as the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies), or practices. Concurrently, the Board of Directors (the “Board”) unanimously approved the appointment of Mr. Teelon as the Treasurer of the Company and Chairman of the Board.

On March 2, 2015, Louis “Tiny” Paveglio submitted to the Company a resignation letter pursuant to which he resigned from his position as Chief Operating Officer and Treasurer of the Company. Mr. Paveglio did not resign as the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies), or practices. Concurrently, the Board unanimously approved the appointment of Mr. Paveglio as the President, Chief Executive Officer, and Chief Financial Officer of the Company.

Biographical information for Mr. Teelon and Mr. Paveglio have previously been disclosed on the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 20, 2014.

Family Relationships

There are no family relationships between any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 404(a) of Regulation S-K.

Material Plans, Contracts, or Arrangements

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Commercial Property Purchase Agreement, dated January 25, 2015 with Nova Resources, LLC

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL WASTE MANAGEMENT HOLDINGS, INC.

Date: March 5, 2015	By:	/s/ Louis “Tiny” Paveglio
Louis “Tiny” Paveglio
President and Chief Executive Officer

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